UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 31, 2025 nuveen

Nuveen Global Cities REIT, Inc.

(Exact name of Registrant as Specified in Its Charter)

Maryland	000-56273	82-1419222
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

730 Third Avenue, 3rd Floor New York, NY		10017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 490-9000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 31, 2025, G. Christopher McGibbon notified the board of directors of Nuveen Global Cities REIT, Inc. (the “Company”) of his resignation from his position as Co-President of the Company. Mr. McGibbon’s resignation coincided with his upcoming retirement from Nuveen Real Estate and is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

In connection with Mr. McGibbon’s resignation, on April 3, 2025, the Company’s board of directors appointed Chad W. Phillips as Co-President. There is no family relationship between Mr. Phillips and any of the Company’s directors or other executive officers, and there are no related party transactions with regard to Mr. Phillips that are reportable under Item 404(a) of Regulation S-K. Mr. Phillips will not receive any direct compensation from the Company.

Mr. Phillips’s biographical information is set forth below.

Chad W. Phillips, age 46, has served as our Co-President since April 2025. Mr. Phillips also serves as Global Head of Nuveen Real Estate where he is responsible for over $140 billion of commercial real estate equity and debt investments extending across 22 countries globally, a position he has held since April 2025. He also chairs Nuveen Real Estate’s Global Executive Leadership Team, which oversees the platform’s strategic initiatives. Prior to his current role, from January 2020 to April 2025, Mr. Phillips oversaw the overall strategy, performance and day-to-day activities of Nuveen Real Estate’s investments and fundraising across several sectors, including workplace, healthcare, retail and mixed-use. Before joining Nuveen Real Estate in March 2019, Mr. Phillips held positions at Guggenheim Real Estate and Banc of America Securities. Mr. Phillips holds a B.A. from Davidson College and a Master’s in Real Estate from Georgetown University.

In connection with Mr. Phillips’s appointment as an executive officer, the Company entered into an indemnification agreement (the “Indemnification Agreement”) with Mr. Phillips (the “Indemnitee”). The Company previously entered into substantially identical indemnification agreements with its other directors and officers. The Indemnification Agreement provides that, subject to certain limitations set forth therein, the Company will indemnify the Indemnitee to the fullest extent permitted by Maryland law and the Company’s charter, for amounts incurred as a result of the Indemnitee’s service in his role as an executive officer of the Company or in other roles as the Company may require from time to time. The Indemnification Agreement further provides that, subject to the limitations set forth therein, the Company will advance all reasonable expenses to the Indemnitee in connection with proceedings covered by the Indemnification Agreement.

Subject to certain limitations set forth therein, the Indemnification Agreement places limitations on the indemnification of the Indemnitee to the extent the Indemnitee is found to have acted in bad faith or with active and deliberate dishonesty and such actions were material to the matter that caused the loss to the Company. The Indemnification Agreement also provides that, except for a proceeding brought by the Indemnitee and certain proceedings involving separate defenses, counterclaims or other conflicts of interest, the Company has the right to defend the Indemnitee in any proceeding which may give rise to indemnification under the Indemnification Agreement.

The description of the Indemnification Agreement in this Current Report on Form 8-K is a summary and is qualified in its entirety by the full terms of the Indemnification Agreement. The Company has filed a Form of Indemnification Agreement with its initial Registration Statement on Form S-11, Commission File No. 333-222231, filed December 21, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nuveen Global Cities REIT, Inc.

Date: April 4, 2025	By:	/s/ Robert J. Redican
Robert J. Redican
Chief Financial Officer and Treasurer